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As filed with the Securities and Exchange Commission on December 19, 2002

Registration No. 333-84594

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Peoples Energy Corporation (Exact name of registrant as specified in its charter)	PEC Funding Trust I (Exact name of registrant as specified in its charter)
Illinois (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
36-2642766 (I.R.S. Employer Identification No.)	38-6798571 (I.R.S. Employer Identification No.)
130 East Randolph Drive Chicago, IL 60601-6207 (312) 240-4000 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)	130 East Randolph Drive Chicago, IL 60601-6207 (312) 240-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Peter H. Kauffman
Assistant General Counsel and Secretary
Peoples Energy Corporation
130 East Randolph Drive
Chicago, IL 60601-6207
(312) 240-4347
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the registration statement becomes effective, as determined by market and other conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrants shall file a further Amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        This registration statement contains a base prospectus covering the offering, issuance and sale of the following securities of Peoples Energy Corporation, an Illinois corporation: (1) shares of common stock, no par value ("Common Stock"), (2) contracts to purchase shares of Common Stock ("Stock Purchase Contracts"), (3) shares of our preferred stock, no par value ("Preferred Stock"), (3) our unsecured and unsubordinated debt securities ("Senior Debt Securities") which may be convertible into Common Stock, (4) our unsecured subordinated debt securities ("Subordinated Debt Securities" and, collectively with the Senior Debt Securities, the "Debt Securities"), and (5) stock purchase units, consisting of (a) a Stock Purchase Contract and (b) Debt Securities, Preferred Trust Securities (as defined below) or debt obligations of third parties, including United States Treasury securities that may be pledged to secure the stock purchase unit holders' obligations to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units"). PEC Funding Trust I may also use the base prospectus to offer, issue and sell its Preferred Trust Securities ("Preferred Trust Securities"). This registration statement also contains a form of prospectus supplement to the base prospectus covering the offering, issuance and sale of up to 1,500,000 shares of Common Stock that may be issued and sold under a sales agreement that Peoples Energy expects to enter into with a sales agent, Cantor Fitzgerald & Co.

Subject to Completion, Dated December 19, 2002

THIS PROSPECTUS SUPPLEMENT RELATES TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, BUT IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Prospectus Supplement
To Prospectus Dated                        , 2002

1,500,000 SHARES

COMMON STOCK

        This prospectus supplement relates to the issuance and sale of up to 1,500,000 shares of our common stock from time to time through our sales agent, Cantor Fitzgerald & Co. These sales, if any, will be made pursuant to the terms of the sales agreement between us and the sales agent, the form of which is an exhibit to this Post-Effective Amendment No. 1 and which is incorporated by reference into the accompanying prospectus.

        Our common stock trades on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange under the symbol "PGL." Sales of shares of our common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. We refer to these types of sales as at-the-market transactions. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between the sales agent and us. On December 16, 2002, the last reported sales price of our common stock on the NYSE Composite Transaction Tape was $38.05 per share.

        The compensation to the sales agent for sales of common stock sold pursuant to the sales agreement shall be 2% of the gross proceeds of sales price per share. The net proceeds from any sales under this prospectus will be used as described under "Use of Proceeds" in the accompanying prospectus.

        In connection with the sale of common stock on our behalf, the sales agent may be deemed to be an "underwriter" within the meaning of the Securities Act, and the compensation of the sales manager may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales manager against certain liabilities, including liabilities under the Securities Act.

        Investing in our Common Stock involves certain risks. See "Risk Factors" beginning on Page S-2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December     , 2002.

 RISK FACTORS

In deciding whether to invest in our common stock, you should consider carefully the following factors that could cause our operating results and financial condition to be materially adversely affected. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the most recent fiscal year end, as updated by our subsequent reports on Form 10-Q and Form 8-K. Each of the risks described below could result in a decrease in the value of our common stock and your investment therein.

We are a holding company and our assets consist primarily of investments in our subsidiaries; covenants in certain of our financial instruments may limit our ability to pay dividends, thereby adversely impacting the valuation of our common stock and our access to capital.

        Our assets consist primarily of investments in subsidiaries. Dividends on our common stock depend on the earnings, financial condition and capital requirements of our subsidiaries, principally The Peoples Gas Light and Coke Company and North Shore Gas Company, and the distribution or other payment of earnings from our subsidiaries to us in the form of dividends, loans, advances or repayment of loans and advances from us. The subsidiaries are distinct legal entities and have no obligation to pay any dividends or make advances or loans to us. Our ability to pay dividends on our common stock may also be limited by existing or future regulatory restrictions or agreement covenants limiting the right of our subsidiaries to pay dividends on their common stock. Any significant reduction in our payment of dividends in the future may result in a decline in the value of our common stock. Such decline in value could limit our ability to raise debt and equity capital.

Commodity price changes may affect the operating costs and competitive positions of our businesses, thereby adversely impacting our results of operations.

        Our energy businesses are sensitive to changes in natural gas, oil, electricity and other commodity prices. Any changes could affect the prices these businesses charge, their operating costs and the competitive position of their products and services. In the case of our gas distribution operations, costs for purchased gas and pipeline capacity are recovered through retail customers' bills, but increases in gas costs affect total retail prices and, therefore, the competitive position of our gas distribution businesses relative to electricity and other forms of energy. In addition, the timing and extent of high natural gas prices can adversely affect our gas distribution segment's accounts receivable, provision for uncollectible accounts, and interest expense.

Our operating results may be adversely affected by abnormal weather.

        Our gas distribution businesses have historically delivered less natural gas, and consequently earned less income, when weather conditions are milder than normal. Mild weather in the future could diminish our revenues and results of operations and harm our financial condition. In addition, severe weather can be destructive, causing outages and property damage, adversely affecting operating expenses and revenues.

Potential regulatory changes may adversely affect our businesses due to reductions in revenues or increased capital expenditures.

        The energy industry has experienced and continues to undergo dramatic regulatory changes, which could result in increasing compliance costs and reduced revenues. Our utility subsidiaries are subject to the jurisdiction of and regulation by the Illinois Commerce Commission, which has general supervisory and regulatory powers over practically all phases of the public utility business in Illinois, including rates and charges, issuance of securities, services and facilities, systems of accounts, investments, safety standards, transactions with affiliated interests and other matters.

S-2

        Our gas distribution and power generation businesses are also subject to costly and increasingly stringent environmental regulations. For example, in connection with facilities previously operated by us or our predecessors or affiliates for the purposes of manufacturing and storing gas, we have deferred costs on a consolidated basis totaling $160 million as of September 30, 2002. This amount represents the low end of a range of costs that we estimate we will incur. While we believe these costs are recoverable from other entities or through rates for utility service, we cannot be assured of full recovery. Moreover, the cost of future environmental compliance, such as compliance with clean air laws affecting our Power Generation Segment, could be significant. In addition, the U.S. Congress has approved the Pipeline Safety Improvement Act of 2002, which is expected to be signed into law by the President. This law would make numerous changes to pipeline safety, which we expect will increase the cost of operating pipeline facilities, such as the pipeline facilities of our two utility subsidiaries.

Recent events that are beyond our control have increased the level of public and regulatory scrutiny of our industry. Governmental and market reactions to these events may have negative impacts on our business, financial condition and access to capital as well as our exposure to other companies credit constraints.

        A number of significant matters have caused the investment community to question the valuation of companies in equity and capital markets generally and energy companies in particular. These concerns result from irregularities found in financial statements, the bankruptcy of several large corporations, a weak economy, significant drop in value of equity securities, the uncertainty of deregulation in the energy market, continued competitive pressures and the cyclical nature of energy commodity prices. Energy trading companies with substantial market risk have responded by reducing or eliminating trading activity, selling non-core assets, reducing debt and clarifying or restating financial information. Congress has enacted new laws and the SEC has issued new and proposed regulations that have increased disclosure and oversight of markets and companies.

        We believe that we are complying with all applicable laws and accounting standards, but it is difficult or impossible to predict or control what effect these types of events may have on our business, financial condition or access to the capital markets. These types of events may also impact the creditworthiness of other industry participants with whom we do business, which may result in the renegotiation of agreements or default by counterparties and our incurring additional costs to enter into revised or new arrangements that meet our financial and operational requirements. We also cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies, the energy industry or our operations specifically.

S-3

PEOPLES ENERGY CORPORATION
PEC FUNDING TRUST I

By this prospectus, we offer up to

$500,000,000

of
Peoples Energy Corporation
Common Stock, Preferred Stock,
Stock Purchase Contracts, Stock Purchase Units and
Debt Securities

and

PEC Funding Trust I
Preferred Trust Securities
Guaranteed as described in this prospectus
by Peoples Energy Corporation

        We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

        These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Commission or any state securities commission determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December    , 2002.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and PEC Funding Trust I (the "Trust") filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we and the Trust may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings with a maximum aggregate offering price of up to $500,000,000. This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under "Where You Can Find More Information."

        We may use this prospectus to offer from time to time:

  •
  shares of our Common Stock, without par value ("Common Stock");

  •
  contracts to purchase shares of Common Stock ("Stock Purchase Contracts");

  •
  shares of our Preferred Stock, no par value ("Preferred Stock"), which may be convertible into Common Stock;

  •
  our unsecured and unsubordinated debt securities ("Senior Debt Securities") which may be convertible into Common Stock;

  •
  our unsecured subordinated debt securities ("Subordinated Debt Securities" and, collectively with the Senior Debt Securities, the "Debt Securities"); and

  •
  stock purchase units, consisting of (1) a Stock Purchase Contract and (2) Debt Securities, Preferred Trust Securities (as defined below) or debt obligations of third parties, including United States Treasury securities that may be pledged to secure the stock purchase unit holders' obligations to purchase Common Stock under the Stock Purchase Contracts ("Stock Purchase Units").

        The Trust may also use this prospectus to offer from time to time the Trust's preferred trust securities ("Preferred Trust Securities"). We will guarantee the Trust's obligations under the Preferred Trust Securities (the "Preferred Securities Guarantee") as described below under "Description of the Preferred Securities Guarantee."

        We sometimes refer to the Common Stock, the Preferred Stock, the Stock Purchase Contracts, the Stock Purchase Units, the Debt Securities, the Preferred Trust Securities and the Preferred Securities Guarantee collectively as the "Securities."

        For more detailed information about the Securities, you should also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

        Peoples Energy Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. Information filed with the SEC can also be inspected and copied at the Public Reference Room maintained by the SEC and at the SEC's regional offices.

        You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC's Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

        The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Peoples Energy Corporation, who file electronically with the Commission. The address of that site is http://www.sec.gov.

        The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange (symbol: PGL), and reports, proxy statements and other information concerning Peoples Energy Corporation can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, 440 South LaSalle Street, 5th Floor, Chicago, Illinois 60605; and the Pacific Exchange, 301 Pine Street, San Francisco, California 94104. Peoples Energy Corporation maintains an Internet site at http://www.peoplesenergy.com (which is not intended to be an active hyperlink herein) which contains information concerning Peoples Energy Corporation and its affiliates. The information at Peoples Energy Corporation's Internet site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

INCORPORATION BY REFERENCE

        The rules of the SEC allow us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede that information. We incorporate by reference the following documents that we have previously filed with the SEC. These documents contain important information about us.

SEC FILINGS (FILE NO. 1-11459)	PERIOD/DATE
Annual Report on Form 10-K	Year ended September 30, 2002
Form 8-A/A	August 7, 2001

        We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, between the date of this prospectus and the termination of the offering of the Securities. In addition, we are also incorporating by reference any additional documents that we file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement.

        We will provide you without charge a copy of any and all of these filings other than exhibits unless an exhibit has been specifically incorporated by reference in the filing. You may request a copy of these filings by writing or telephoning us at:

Peoples Energy Corporation
130 East Randolph Drive
Chicago, IL 60601-6207
Attn: Investor Relations
(312) 240-7534

        We have not included or incorporated by reference in this prospectus any separate financial statements of the Trust. We do not consider those financial statements to be material to holders of the Preferred Trust Securities because (1) the Trust is a newly formed special purpose entity and has no operating history or independent operations, and (2) the Trust is not engaged in and does not propose to engage in any activity other than holding as trust assets our Debt Securities and issuing the Preferred Trust Securities and the Common Trust Securities. We do not expect the Trust to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

        The financial statements of the Trust will be consolidated with our financial statements with the Preferred Trust Securities shown on our consolidated financial statements as our obligated mandatorily convertible preferred capital trust securities of a subsidiary trust. Our financial statements will include a footnote that discloses, among other things, that the assets of the Trust consist of our Debt Securities and will specify the designation, principal amount, interest rate and maturity date of the Debt Securities.

FORWARD-LOOKING STATEMENTS

        Statements contained in this prospectus, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information—Incorporation by Reference," that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933. When used in our documents or oral presentations, the words "anticipate," "believe," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements. Forward-looking statements are based on management's beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include, but are not limited to:

  •
  adverse decisions in the proceedings before the Commission concerning the prudence review of the utility subsidiaries' gas purchases;

  •
  the future health of the United States and Illinois economies;

  •
  the timing and extent of changes in interest rates and energy commodity prices, including but not limited to the effect of unusually high gas prices on cost of gas supplies, accounts receivable and the provision for uncollectible accounts, and interest expense;

  •
  adverse resolution of material litigation;

  •
  business and competitive conditions resulting from deregulation and consolidation of the energy industry;

  •
  effectiveness of the Company's risk management policies and the creditworthiness of customers and counterparties;

  •
  regulatory developments in the United States, Illinois and other states where we do business;

  •
  changes in the nature of our competition resulting from industry consolidation, legislative change, regulatory change and other factors, as well as action taken by particular competitors;

  •
  our success in identifying diversified business segment projects on financially acceptable terms and generating earnings from projects in a reasonable time;

  •
  operational factors affecting our gas distribution, power generation and oil and gas production segments;

  •
  Aquila Inc.'s financial ability to perform under its contract with Elwood Energy LLC;

  •
  drilling risks and the inherent uncertainty of gas and oil reserve estimates;

  •
  weather related energy demand; and

  •
  terrorist activities.

        All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized.

SUMMARY

Peoples Energy Corporation

        General.    We are a diversified energy holding company that, through our subsidiaries, engages principally in natural gas utility operations and other diversified energy businesses. Our business operations are segregated into the following segments: Gas Distribution, Power Generation, Midstream Services, Retail Energy Services, Oil and Gas Production and Other.

        We were incorporated in 1967 under the Illinois Business Corporation Act. We are a holding company as defined in the Public Utility Holding Company Act of 1935. By Order entered on December 6, 1968 (Holding Company Act Release No. 16233), the Securities and Exchange Commission, pursuant to Section 3(a)(1) of the Holding Company Act, exempted us and our subsidiary companies as such from the provisions of the Holding Company Act, other than Section 9(a)(2).

        The Gas Distribution segment is our core business. Our two regulated utilities purchase, store, distribute, sell and transport natural gas to approximately one million retail customers through a 6,000-mile distribution system serving the City of Chicago and 54 communities in northeastern Illinois. We also own a storage facility in central Illinois and a pipeline that connects the facility and six major interstate pipelines to Chicago.

        The Peoples Gas Light and Coke Company, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 850,000 residential, commercial, and industrial retail sales and transportation customers within the City of Chicago. North Shore Gas Company, an operating public utility, is engaged primarily in the purchase, storage, distribution, sale and transportation of natural gas. It has approximately 150,000 residential, commercial, and industrial retail sales and transportation customers within its service area of approximately 275 square miles, located in northeastern Illinois.

        Our Power Generation segment is engaged in the development, construction, operation, and ownership of electric generation facilities for sales to electric utilities and marketers. We are equal investors with Dominion Energy, Inc. in Elwood Energy LLC, which owns and operates a 1,409-megawatt peaking facility near Chicago, Illinois. We are also a 30 percent partner in Southeast Chicago Energy Project, LLC, a 350-megawatt peaking facility, which is 70 percent owned by Exelon Generation Company, LLC. We are developing a 280-megawatt peaking facility in New Mexico and a 1,150-megawatt combined cycle (baseload) facility in Oregon near the California border.

        Our Midstream Services segment performs wholesale activities that provide services to marketers, utilities, pipelines and gas-fired power generation facilities. We also own and operate, through a wholly-owned subsidiary, a natural gas liquids peaking facility. This segment is focused on the Midwest by providing value added asset-based supply and services and is capitalizing on the reliability of hard assets and the strength of our balance sheet to assure performance. Peoples Gas owns and operates a natural gas hub.

        Our Retail Energy Services segment provides gas, electricity and energy management services, including energy alternatives, to industrial, commercial and residential customers regionally within Illinois.

        Through our wholly-owned subsidiary Peoples Energy Production, we are active in the acquisition, development and production of oil and gas reserves in selected onshore basins in North America. Our primary focus is on natural gas, with growth coming from low-to-moderate risk drilling opportunities and the acquisition of proved reserves with upside potential, which can be realized through drilling, production enhancements and reservoir optimization programs. Certain of our producing properties qualify for income tax credits as defined in Section 29 of the Internal Revenue Code of 1986. The

Section 29 income tax credits are computed based on units of production and are scheduled to expire December 31, 2002.

        We are involved in other activities such as district heating and cooling and the development of fueling stations for natural gas vehicles. These and certain business development activities do not fall under the above segments and are reported in the Other segment.

        Holding Company Structure.    Because we conduct our operations primarily through wholly-owned subsidiaries, and substantially all of our consolidated assets are held by subsidiaries, our cash flow, our ability to pay dividends on the Common Stock or Preferred Stock and our ability to meet our obligations under the Debt Securities and Preferred Securities Guarantees are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of those earnings to us in the form of dividends, loans or advances or repayment of loans and advances from us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on any Securities or to make any funds available for payment.

        Because we are a holding company, our obligations under the Debt Securities and the Preferred Securities Guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries. Our rights and the rights of our shareholders and creditors, including rights of a holder of any Debt Security or the beneficiary of a Preferred Securities Guarantee, to participate in the assets of any subsidiary in the event that the subsidiary is liquidated or reorganized will be subject to the prior claims of the subsidiary's creditors. To the extent that we are ourselves a creditor with recognized claims against a subsidiary, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary senior to that held by us. Although certain agreements to which we and our subsidiaries are parties limit our ability to incur additional indebtedness, we and our subsidiaries retain the ability to incur substantial additional indebtedness and other liabilities.

        Our principal executive offices are at 130 East Randolph Drive, Chicago, Illinois 60601-6207 (Telephone (312) 240-4000).

PEC Funding Trust I

        The Trust is a statutory business trust created under the Delaware Business Trust Act pursuant to a declaration of trust, which is to be amended and restated (as so amended and restated, the "Trust Agreement") among Bank One Trust Company, N.A., a national banking association as the Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, three of our employees as Administrative Trustees and ourselves. The Trust exists only to issue and sell its Preferred Trust Securities and Common Trust Securities, to acquire and hold a series of our Debt Securities as trust assets and to engage in activities incidental to the foregoing.

        The Trust has a term of approximately 40 years, but may dissolve earlier as provided in the Trust Agreement. The Trust's business and affairs will be conducted by its Administrative Trustees, as set forth in the Trust Agreement. The office of the Delaware Trustee in the State of Delaware is Three Christiana Center, 201 N. Walnut Street, Wilmington, DE 19801, Attn: Law Dept./First USA. The Trust's offices are located at 130 East Randolph, Chicago, IL 60601-6207, telephone (312) 240-4000.

USE OF PROCEEDS

        Unless we indicate differently in the applicable prospectus supplement, the net proceeds from the sale of Securities will be used for our and our subsidiaries' general corporate purposes, including investing in diversified business activities and reducing short-term debt incurred to provide interim financing for such purposes. The Trust will use all of the proceeds received from the sale of the Preferred Trust Securities and Common Trust Securities to purchase our Debt Securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS
TO FIXED CHARGES AND PREFERRED DIVIDENDS

        The following table sets forth our ratio of consolidated earnings to fixed charges for the five years ended September 30, 2002. For purposes of calculating the ratio, earnings consist of the sum of (i) net income, (ii) the provision for income taxes and (iii) fixed charges exclusive of interest capitalized. Fixed charges consist of (i) interest expense and (ii) amortization of deferred debt expense.

	Year Ended September 30
	2002	2001	2000	1999	1998
Ratio of earnings to fixed charges	3.62	2.95	3.08	4.05	4.15
Ratio of earnings to fixed charges and preferred dividends	3.62	2.95	3.08	4.05	4.15

DESCRIPTION OF CAPITAL STOCK

        The description below is a summary of certain provisions of our capital stock.

Authorized Capital

        Our authorized capital stock consists of 60,000,000 shares of Common Stock, without par value and 5,000,000 shares of Preferred Stock, no par value.

Common Stock

        General.    As of December 11, 2002, 35,569,427 shares of Common Stock were issued and outstanding and the Company held 246,100 treasury shares. The outstanding Common Stock is, and the Common Stock offered hereby when issued and paid for will be, fully paid and non-assessable.

        The outstanding Common Stock is, and the Common Stock offered by this prospectus will be, listed on the NYSE, the Chicago Stock Exchange and the Pacific Exchange. Quarterly high and low prices, as reported on the NYSE Composite Transaction Tape, and dividends paid on the Common Stock for fiscal years 2000, 2001 and 2002 are as follows:

	HIGH	LOW	DIVIDEND PAID	DIVIDEND PAYMENT DATE
Fiscal Year 2003
First Quarter (through December 16, 2002)	$38.30	$32.43	$0.52	Oct. 15, 2002
Fiscal Year 2002
Fourth Quarter	$37.97	$27.80	$0.52	Jul. 15, 2002
Third Quarter	40.45	36.05	0.52	Apr. 15, 2002
Second Quarter	39.98	35.25	0.51	Jan. 15, 2002
First Quarter	42.94	35.40	0.51	Oct. 15, 2001
Fiscal Year 2001
Fourth Quarter	$40.75	$34.35	$0.51	Jul. 13, 2001
Third Quarter	42.30	37.80	0.51	Apr. 13, 2001
Second Quarter	44.63	35.88	0.50	Jan. 15, 2001
First Quarter	46.94	31.75	0.50	Oct. 13, 2000
Fiscal Year 2000
Fourth Quarter	$35.38	$31.25	$0.50	Jul. 14, 2000
Third Quarter	35.06	26.63	0.50	Apr. 14, 2000
Second Quarter	33.69	26.25	0.49	Jan. 14, 2000
First Quarter	39.44	33.25	0.49	Oct. 15, 1999

        Dividends.    Dividends on the Common Stock will be paid if, when and as determined by our Board of Directors out of funds legally available for this purpose. The rate and timing of future dividends will depend upon our future earnings and financial condition and those of our subsidiaries and upon other relevant factors affecting our dividend policy that we cannot presently determine. In addition, if we were to issue preferred stock in the future, the term of such preferred stock may include limitations on payment of dividends. As a practical matter, our ability to pay dividends will be governed by the ability of our operating subsidiaries to pay dividends to us.

        Our subsidiaries' ability to pay dividends and distributions to us will be subject to the prior rights of the holders of the subsidiaries' outstanding debt and preferred securities, the availability of earnings and the needs of their businesses. See "Peoples Energy Corporation—Holding Company Structure."

North Shore Gas' indenture relating to its first mortgage bonds contains provisions and covenants restricting the payment of cash dividends and the purchase or redemption of capital stock. At September 30, 2002, these restrictions amounted to $6.9 million out of North Shore Gas' total retained earnings of $77.7 million

        Voting Rights.    Holders of Common Stock are entitled to one vote for each share held by them on all matters presented to shareholders, other than in the election of directors. In the election of directors, shareholders have cumulative voting rights. Cumulative voting rights consist of the right to vote, in person or by proxy, the number of shares owned by the shareholder for as many persons as there are directors to be elected, or to cumulate shares and give one candidate as many votes as the number of directors multiplied by the number of his or her shares shall equal, or to distribute number of votes among the candidates as he or she desires.

        Liquidation Rights.    After satisfaction of the preferential liquidation rights of any Preferred Stock, the holders of the Common Stock are entitled to share, ratably, in the distribution of all remaining net assets.

        No Preemptive Conversion, or Redemption Rights.    The holders of Common Stock do not have preemptive rights as to additional issues of Common Stock or conversion rights. The shares of Common Stock are not subject to redemption or to any further calls or assessments and are not entitled to benefit of any sinking fund provisions.

        Shareholder Rights Plan.    Each share of Common Stock carries with it a Common Stock Purchase Right until such time as the Common Stock Purchase Rights expire on May 1, 2006 or are redeemed or exchanged, or become exercisable. The terms of the Common Stock Purchase Rights are set forth in the Rights Agreement dated May 1, 1996, as amended, between us and LaSalle Bank National Association, as successor to Harris Trust and Savings Bank as rights agent. Each Common Stock Purchase Right, when it becomes exercisable, entitles the holder to purchase from us one-half of a share of Common Stock at a price of $37.50. However, under certain circumstances involving a "change in control" of us as described in the Rights Agreement, a holder who exercises his or her rights will receive additional Common Stock or the common stock of an acquiring company instead of one-half of a share of our Common Stock. Our Board of Directors may adjust the $37.50 purchase price and the number of shares of Common Stock that may be purchased, as described in the Rights Agreement. The foregoing description of the Common Stock Purchase Rights is not complete, and this description is qualified by referring to the Rights Agreement and our Form 8-A/A filed with the SEC on August 7, 2001.

        Transfer Agents and Registrars.    The Transfer Agent and Registrar for the Common Stock is LaSalle Bank National Association.

Preferred Stock

        Our Board of Directors is authorized, without further shareowner action, to divide the Preferred Stock into one or more classes or series and to determine the designations, preferences, limitations and special rights of any class or series including, but not limited to, the following:

  •
  the rate of dividend, if any;

  •
  the rights, if any, of the holders of shares of the series upon our voluntary or involuntary liquidation, dissolution or winding up;

  •
  the terms and conditions upon which shares may be converted into shares of other series or other capital stock, if issued with the privilege of conversion;

  •
  the price at and the terms and conditions upon which shares may be redeemed; and

  •
  the voting rights, if any.

No shares of Preferred Stock have been issued.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock and number of shares of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of a Stock Purchase Unit that consists of (a) a Stock Purchase Contract and (b) Debt Securities, Preferred Trust Securities or debt obligations of third parties (including United States Treasury securities), that may secure the holders' obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa. These payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

        The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and will contain a discussion of the material United States federal income tax considerations applicable to the Stock Purchase Contracts and Stock Purchase Units.

DESCRIPTION OF THE DEBT SECURITIES

        We may issue directly to the public, to the Trust or as part of a Stock Purchase Unit from time to time one or more series of unsecured unsubordinated debt securities (the "Senior Debt Securities") under an indenture to be entered into between us and Bank One Trust Company, N.A., a national banking association, as indenture trustee. We may also issue directly to the public, to the Trust or as part of a Stock Purchase Unit from time to time one or more series of unsecured subordinated debt securities (the "Subordinated Debt Securities") under an indenture to be entered into between us and Bank One Trust Company, N.A., a national banking association, as indenture trustee. The Senior Debt Securities and the Subordinated Debt Securities are collectively referred to herein as "Debt Securities."We will provide information about the Senior or Subordinated Debt Securities in a prospectus supplement. We will issue only one series of Debt Securities to the Trust. The indenture for the Senior Debt Securities and the indenture for the Subordinated Debt Securities will be substantially identical, except for the provisions relating to subordination. We sometimes refer to the senior indenture and the subordinated indenture as the "Indentures." The trustee under each Indenture is referred to herein as an "Indenture Trustee."

        The Indentures are filed as exhibits to the registration statement. The Indentures and their associated documents contain the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the Debt Securities or the Indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indentures, including definitions of certain terms used in the Indentures. We also include references in parentheses to certain sections of the Indentures. Whenever we refer to particular sections or defined terms of the Indentures in this prospectus or in a prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement. The Indentures have been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Debt Securities.

Ranking

        The Senior Debt Securities will constitute our unsecured and unsubordinated obligations. The Subordinated Debt Securities will be subordinated to, and thus have a junior position to, the Senior Debt Securities and all of our other Senior Indebtedness (See "Subordination of Subordinated Debt

Securities"). Neither Indenture limits the amount of Debt Securities that can be issued under that Indenture or the amount of additional indebtedness that we or any of our subsidiaries may incur. We may issue Debt Securities under either Indenture from time to time in one or more series, each in an amount we authorize prior to issuance. The applicable Indenture Trustee will authenticate and deliver Debt Securities executed and delivered to it by us as set forth in the applicable Indenture.

        We are organized as a holding company and our subsidiary companies conduct substantially all of our business. The holding company structure results in two principal risks:

  •
  Our subsidiaries may be restricted by contractual provisions or applicable laws from providing us the cash that we need to pay parent company debt service obligations, including payments on the Debt Securities. Each of our utility subsidiaries has debt outstanding under its own indenture secured by substantially all of its assets. The North Shore Gas indenture contains certain restrictions on the payment of dividends and the repurchase or redemption of capital stock.

  •
  In any liquidation, reorganization or insolvency proceeding involving us, your claim as a holder of Debt Securities or Preferred Trust Securities, which represents in effect an interest in Debt Securities, or as a holder of Debt Securities as part of a Stock Purchase Unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

General

        Prior to the issuance of each series, we must specify certain aspects of the particular Debt Securities in a supplemental indenture, in a board resolution, or in one or more officer's certificates pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of a particular series of Debt Securities to the extent applicable:

  •
  the title of such Debt Securities and whether such Debt Securities are senior or subordinated;

  •
  any limit upon the principal amount of such Debt Securities;

  •
  the date or dates on which principal will be payable or how to determine such dates;

  •
  the interest rate or rates or method of determining the interest rate or rates; the date from which interest will accrue; the dates on which interest will be payable ("Interest Payment Dates"); any record dates for the interest payable on such Interest Payment Dates; and any right to extend or defer Interest Payment Dates and the duration of the extensions;

  •
  any obligation or option of ours to redeem, purchase or repay Debt Securities, or any option of the holder to require us to redeem or repurchase Debt Securities, and the terms and conditions upon which such Debt Securities will be redeemed, purchased or repaid; and any provisions for the remarketing of the Debt Securities;

  •
  the denominations in which such Debt Securities will be issuable;

  •
  whether such Debt Securities are to be issued in whole or in part in the form of one or more global Debt Securities and, if so, the identity of the depositary for such global Debt Securities;

  •
  whether such Debt Securities are convertible into other securities and the terms thereof;

  •
  any provisions for the satisfaction and discharge of such Debt Securities; and

  •
  any other terms of such Debt Securities. (See Section 301.)

Subordination of Subordinated Debt Securities

        The Subordinated Debt Securities will be subordinate and junior in right of payment to all of our Senior Indebtedness. (See Article Fifteen of the Subordinated Indenture.) We may not pay the principal (including redemption and sinking fund payments) of, or interest on, the Subordinated Debt Securities until we have paid all holders of our Senior Indebtedness, if any of the following occurs:

  •
  certain events of our bankruptcy, insolvency or reorganization;

  •
  any of our Senior Indebtedness is not paid when due and that default continues without waiver; or

  •
  any other default has occurred and continues without waiver pursuant to which the holders of any of our Senior Indebtedness are permitted to accelerate the maturity of the affected Senior Indebtedness.

        Upon any distribution of our assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all our Senior Indebtedness must be paid in full before the holders of the Subordinated Debt Securities are entitled to receive or retain any payment from such distribution.

        "Senior Indebtedness" is defined in the Subordinated Indenture to include all our obligations for borrowed money, or guarantees of the same, or for the payment of money pursuant to capital leases, unless such obligation or guarantee expressly provides that it is not superior to the Subordinated Debt Securities. (See Section 101.)

        The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness that we may incur. As of September 30, 2002, we had approximately $931.9 million principal amount of indebtedness for borrowed money outstanding constituting our Senior Indebtedness.

Payment of Debt Securities

        Interest.    Unless indicated differently in a prospectus supplement, at our option, we will pay interest on each Debt Security on each interest payment date applicable to such Debt Securities by check mailed to the person in whose name such Debt Security is registered or by wire transfer for global Debt Securities as of the close of business on the regular record date relating to such interest payment date, except that interest payable at maturity (whether at stated maturity, upon redemption or otherwise) will be paid to the person to whom principal is paid.

        However, if we default in paying interest on a Debt Security, we will pay defaulted interest in either of the two following ways:

  •
  We will first propose to the applicable Indenture Trustee a payment date for the defaulted interest. Next, the applicable Indenture Trustee will choose a special record date for determining which holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose and not less than 10 days after the receipt by the applicable Indenture Trustee of the notice of the proposed payment. Finally, we will pay the defaulted interest on the payment date to the holder of the Debt Security as of the close of business on the special record date.

  •
  Alternatively, we may propose to the applicable Indenture Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the applicable Debt Securities are listed for trading. If the Indenture Trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307.)

        Principal.    Unless indicated differently in a prospectus supplement, we will pay principal of and any interest and premium on the Debt Securities at maturity upon presentation of the Debt Securities at the office of Bank One Trust Company, N.A., as the Paying Agent. Any other Paying Agent initially designated for the Debt Securities of a particular series will be named in the applicable prospectus supplement.

        In our discretion, we may change the place of payment on the Debt Securities, and may remove any Paying Agent and may appoint one or more additional Paying Agents. (See Section 1002.)

Form; Transfers; Exchanges

        Unless indicated differently in a prospectus supplement, the Debt Securities will be issued:

  •
  only in fully registered form;

  •
  without interest coupons; and

  •
  in denominations that are integral multiples of $1,000. (See Section 302.)

        You may have your Debt Securities divided into Debt Securities of smaller denominations (of at least $1,000) or combined into Debt Securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange." (See Section 305.)

        You may exchange or transfer Debt Securities at the office of the applicable Indenture Trustee. The applicable Indenture Trustee acts as our agent for registering Debt Securities in the names of holders and transferring debt securities. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the "Security Registrar." It will also perform transfers.

        In our discretion, we may change the place for registration of transfer of the Debt Securities and may remove and/or appoint one or more additional Security Registrars. (See Sections 305 and 1002.)

        Unless indicated differently in a prospectus supplement, there will be no service charge for any transfer or exchange of the Debt Securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (a) Debt Securities of any series during a period of 15 days immediately preceding the date notice is given specifying the serial numbers of Debt Securities of that series selected for redemption or (b) any Debt Security selected for redemption in whole or in part except the unredeemed portion of any Debt Security being redeemed in part. (See Section 305.)

Redemption

        We will describe any terms for the redemption of Debt Securities in a prospectus supplement. Unless indicated differently in a prospectus supplement, and except with respect to Debt Securities redeemable at the option of the holder, Debt Securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If fewer than all of the Debt Securities of any series are to be redeemed, the applicable Indenture Trustee will select the Debt Securities to be redeemed not more than 60 days prior to the redemption date. In the absence of any provision for selection, the applicable Indenture Trustee will choose a method of random selection as it deems fair and appropriate. (See Sections 1103 and 1104.)

        Debt Securities will cease to bear interest on the date fixed for redemption if we have deposited money sufficient to pay the redemption price and accrued interest with the Paying Agent. We will pay the redemption price and any accrued interest once you surrender the Debt Security for redemption. If only part of a Debt Security is redeemed, the Indenture Trustee will deliver to you a new Debt Security of the same series for the remaining portion without charge. (See Sections 1106 and 1107.)

        We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Debt Securities. (See Section 1102.)

Events of Default

        An "Event of Default" occurs with respect to Debt Securities of any series if:

  •
  we do not pay any interest on any Debt Securities of the applicable series on its due date or within 60 days of the due date;

  •
  we do not pay principal or premium or deposit any sinking fund payment on any Debt Securities of the applicable series on its due date or within three Business Days thereafter;

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  we remain in breach of a covenant (excluding covenants solely applicable to a specific series) or warranty of the applicable Indenture for 90 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; the notice must be sent by either the applicable Indenture Trustee or holders of 33% of the principal amount of Debt Securities of the affected series;

  •
  we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

  •
  any other Event of Default specified in the applicable prospectus supplement occurs. (See Section 501.)

        No Event of Default with respect to the Debt Securities of one series necessarily constitutes an Event of Default with respect to the Debt Securities of any other series issued under the Indenture.

        Each Indenture requires us to furnish to the applicable Indenture Trustee annually as to our performance of our obligations under the applicable Indenture and as to any default in performance.

Remedies

        Acceleration.    If an Event of Default occurs and is continuing with respect to any series of Debt Securities, then either the applicable Indenture Trustee or the holders of 33% in principal amount of the outstanding Debt Securities of that series may declare the principal amount of all of the Debt Securities of the series to be due and payable immediately. (See Section 502.)

        Rescission of Acceleration.    After the declaration of acceleration has been made and before the applicable Indenture Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled if:

    1.
    we pay or deposit with the applicable Indenture Trustee a sum sufficient to pay;

    •
    all overdue interest;

    •
    the principal of and any premium which have become due otherwise than by such declaration of acceleration and overdue interest thereon;

    •
    interest on overdue interest to the extent lawful; and

    •
    all amounts due to the applicable Indenture Trustee under the applicable Indenture; and

    2.
    all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the applicable Indenture. (See Section 502.)

For more information as to waiver of defaults, see "—Waiver of Default and of Compliance" below.

        Control of Holders; Limitations.    If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, the holders of a majority in principal amount of the outstanding Debt Securities of that series will have the right to

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the applicable Indenture Trustee, or

  •
  exercise any trust or power conferred on the applicable Indenture Trustee with respect to the Debt Securities of that series.

        These rights of holders are subject to the following limitations:

  •
  the holders' directions may not conflict with any law or the applicable Indenture; and

  •
  the holders' directions may not involve the applicable Indenture Trustee in personal liability or be unduly prejudicial to other holders of Debt Securities of that series.

        The applicable Indenture Trustee may also take any other action it deems proper which is consistent with the holders' direction. (See Sections 512.)

        In addition, the Indentures provide that no holder of any Debt Security will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable Indenture for the appointment of a receiver or for any other remedy thereunder unless

  •
  that holder has previously given the applicable Indenture Trustee written notice of a continuing Event of Default;

  •
  the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of the affected series have made written request to the applicable Indenture Trustee to institute proceedings in respect of that Event of Default and have offered the Indenture Trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

  •
  for 60 days after receipt of such notice, the applicable Indenture Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Indenture Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Debt Securities of all affected series, considered as one class.

        Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (See Section 507.)

        However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 507 and 508.)

Notice of Default

        The Indenture Trustee is required to give the holders of the Debt Securities notice of any default under the applicable Indenture to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified above in the third bullet point under "Events of Default," no such notice shall be given to such Holders until at least 75 days after its occurrence. (See Section 602.) The Trust Indenture Act currently permits the Indenture Trustee to withhold notices of default (except for certain payment defaults) if the Indenture Trustee in good faith determines the withholding of such notice to be in the interests of the holders.

Waiver of Default and of Compliance

        The holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may waive, on behalf of the holders of all Debt Securities of that series, any past default under the applicable Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable Indenture that cannot be amended without the consent of the holder of each outstanding Debt Security of that series. (See Section 513.)

        Compliance with certain covenants in the applicable Indenture or otherwise provided with respect to Debt Securities may be waived by the holders of a majority in aggregate principal amount of the Debt Securities, considered as one class. (See Section 1010.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

        Subject to the provisions described in the next paragraph, we will preserve our corporate existence. (See Section 1005.)

        We have agreed not to consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity unless

  •
  we are the surviving entity or the entity formed by such consolidation or into which we, as the case may be, is merged or the entity which acquires or which leases our property and assets substantially as an entirety is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Debt Securities and the performance of all of our covenants under the applicable Indenture;

  •
  immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing; and

  •
  we have delivered to the applicable Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the applicable Indenture and that all conditions precedent relating to such transaction have been complied with.

        The Indentures do not contain any financial or other similar restrictive covenants.

Modification of Indenture

        Without Holder Consent.    Without the consent of any holders of Debt Securities, we and the applicable Indenture Trustee may enter into one or more supplemental indentures for any of the following purposes:

  •
  to evidence the succession of another entity to us;

  •
  to add one or more covenants of ours or other provisions for the benefit of the holders of all or any series Debt Securities, or to surrender any right or power conferred upon us;

  •
  to add any additional Events of Default;

  •
  to provide security for the Debt Securities of any series;

  •
  to establish the form or terms of Debt Securities of any series;

  •
  to provide for the issuance of bearer securities;

  •
  to evidence and provide for the acceptance of appointment of a separate or successor Indenture Trustee;

  •
  to cure any ambiguity, defect or inconsistency or to make any other changes that do not adversely affect the interests of the holders in any material respect;

  •
  to change or eliminate any of the provisions of the applicable Indenture; provided that any such change or elimination shall become effective only when there is no Debt Security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision.

        If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the applicable Indenture or so as to permit changes to, or the elimination of, provisions which, at the date of the applicable Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the applicable Indenture, the applicable Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the applicable Indenture Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment. (See Section 901.)

        With Holder Consent.    Except as provided above, the consent of the holders of at least a majority in aggregate principal amount of the Debt Securities of all outstanding series, considered as one class, is generally required for the purpose of adding to, or changing or eliminating any of the provisions of, the applicable Indenture pursuant to a supplemental indenture.

        However, no amendment or modification may, without the consent of the holder of each outstanding Debt Security directly affected thereby,

  •
  change the stated maturity of the principal or interest on any Debt Security or reduce the principal amount, interest or premium payable or change the currency in which any Debt Security is payable, or impair the right to bring suit to enforce any payment;

  •
  reduce the percentages of holders whose consent is required for any supplemental indenture or waiver or reduce the requirements for quorum and voting under the Indenture;

  •
  modify certain of the provisions in the applicable Indenture relating to supplemental indentures and waivers of certain covenants and past defaults; or

  •
  change any obligations to maintain an office or agency in each place of payment.

        A supplemental indenture which changes or eliminates any provision of the Indenture expressly included solely for the benefit of holders of Debt Securities of one or more particular series will be deemed not to affect the rights under the applicable Indenture of the Holders of Debt Securities of any other series. (See Section 902.)

Miscellaneous Provisions

        The Indentures provide that certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under "—Satisfaction and Discharge" below, will not be deemed to be "outstanding" for purposes of the Indenture and Debt Securities owned by us or our affiliates will not be deemed to be "outstanding" in determining whether the Holders of the requisite principal amount of the outstanding Debt Securities have given or taken any demand, direction, consent or other action under the applicable Indenture as of any date, or are present at a meeting of holders for quorum purposes. (See Section 101.)

        We will be entitled to set any day as a record date for the purpose of determining the holders of outstanding Debt Securities of any series entitled to give or take any demand, direction, consent or other action under the applicable Indenture, in the manner and subject to the limitations provided in the applicable Indenture. In certain circumstances, the applicable Indenture Trustee also will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders of particular Debt Securities, the action may be taken only by persons who are Holders of such Debt Securities on the record date. (See Section 104.)

Satisfaction and Discharge

        Unless otherwise specified in the applicable prospectus supplement, any Debt Securities or any portion will be deemed to have been paid for purposes of the applicable Indenture, and at our election, our entire indebtedness will be satisfied and discharged with respect to that Debt Security or portion, if there shall have been irrevocably deposited with the applicable Indenture Trustee or any Paying Agent, in trust:

  •
  money, or

  •
  in the case of a deposit made prior to the maturity of such Debt Securities, non-redeemable government obligations, or

  •
  a combination of both of the above,

which in total are sufficient to pay when due the principal of, and any premium and interest due and to become due on, the Debt Securities or portions thereof. (See Section 401.)

        Each Indenture will be deemed satisfied and discharged when no Debt Securities remain outstanding and when we have paid all other sums payable by us under the applicable Indenture. (See Section 402.)

        All moneys we pay to the applicable Indenture Trustee or any Paying Agent on Debt Securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of such Debt Security may look only to us for payment of the Debt Security. (See Section 1003.)

Resignation and Removal of the Indenture Trustee; Deemed Resignation

        Each Indenture Trustee may resign at any time by giving written notice thereof to us.

        Each Indenture Trustee may also be removed at any time with respect to any series of Debt Securities by act of the holders of a majority in principal amount of the then outstanding Debt Securities of that series.

        No resignation or removal of an Indenture Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable Indenture.

        Under certain circumstances, we may appoint a successor trustee. (See Section 610).

Notice

        Notices to holders will be given by mail to the addresses of such holders as they appear in the security register.

Governing Law

        The Indentures and the Debt Securities provide that they are to be governed by and construed in accordance with the laws of the State of Illinois.

Information Concerning the Indenture Trustees

        Prior to default, the Indenture Trustees will perform only those duties specifically set forth in the applicable Indenture. After default, the Indenture Trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The Indenture Trustees are under no obligation to exercise any of the powers vested in it by the applicable Indenture at the request of any holder of Debt Securities unless the holder offers the applicable Indenture Trustee reasonable indemnity against the costs, expenses and liability that the Indenture Trustee might incur in exercising those powers. The applicable Indenture Trustees are not required to expend or risk their own funds or otherwise incur personal financial liability in the performance of their duties if they reasonably believe that they may not receive repayment or adequate indemnity.

        Bank One Trust Company, N.A. has at various times in the ordinary course of business made loans to us and our subsidiaries and affiliates.

 DESCRIPTION OF THE PREFERRED TRUST SECURITIES

        The Trust may issue Preferred Trust Securities and Common Trust Securities under the Trust Agreement, which we refer to in this Prospectus as the Trust Securities. These Trust Securities will represent undivided beneficial interests in the assets of the Trust. Selected provisions of the Trust Agreement are summarized below. This summary is not complete. The form of Trust Agreement was filed with the SEC and you should read the Trust Agreement for provisions that may be important to you. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the Preferred Trust Securities. This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement. Wherever particular defined terms of the Trust Agreement are referred to, such defined terms are incorporated herein by reference.

General

        The Trust Agreement authorizes the Trust to issue the Preferred Trust Securities and the Common Trust Securities. The Preferred Trust Securities and the Common Trust Securities represent undivided beneficial interests in the assets of the Trust. We will own all of the issued and outstanding Common Trust Securities of the Trust, with an aggregate stated liquidation amount equal to at least 3% of the total capital of the Trust. We may transfer the Common Trust Securities only to an affiliate that is a U.S. person for U.S. federal income tax purposes. When the Trust issues its Preferred Trust Securities, you and the other holders of the Preferred Trust Securities will own all of the issued and outstanding Preferred Trust Securities of the Trust.

        The prospectus supplement relating to the Trust Preferred Securities will describe the specific terms of the Trust Preferred Securities and the Trust Agreement, including:

  •
  the distinctive designation of the Trust Preferred Securities:

  •
  the number of Trust Preferred Securities issuable by the Trust;

  •
  the annual distribution rate (or method of determining such rate) for the Trust Preferred Securities and the date or dates upon which such distributions will be payable;

  •
  whether distributions on Trust Preferred Securities will be cumulative, and, in the case of Trust Preferred Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Trust Preferred Securities will be cumulative;

  •
  the amount or amounts which will be paid out of the assets of the Trust to the holders of Trust Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;

  •
  the obligation, if any, of the Trust to purchase or redeem Trust Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which Trust Preferred Securities will be purchased or redeemed, in whole or in part, pursuant to such obligation;

  •
  the voting rights, if any, of holders of Trust Preferred Securities in addition to those required by law, including the number of votes per Trust Preferred Security and any requirement for approval by the holders of such Trust Preferred Securities, as a condition to specified action or amendments to the Trust Agreement;

  •
  the terms and conditions, if any, upon which any Debt Securities owned by the Trust may be distributed to holders of Trust Preferred Securities; if applicable, any securities exchange upon which the Trust Preferred Securities will be listed; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of Trust Preferred Securities not inconsistent with the Trust Agreement or with applicable law.

        We will describe certain United States federal income tax considerations applicable to Trust Preferred Securities in a prospectus supplement relating to the Trust Preferred Securities.

Distributions

        The only income of the Trust available for distribution to the holders of Preferred Trust Securities will be payments on the Debt Securities. If we fail to make interest payments on the Debt Securities, the Trust will not have funds available to pay distributions on Preferred Trust Securities. The payment of distributions, if and to the extent the Trust has sufficient funds available for the payment of such distributions, is guaranteed on a limited basis by us as described under "Description of the Preferred Securities Guarantee."

Subordination of Common Trust Securities; Trust Enforcement Event

        Payment of distributions on, and the redemption price, plus accrued and unpaid distributions, of, the Preferred Trust Securities and Common Trust Securities shall be made pro rata based on the liquidation preference amount of such securities. However, if on any distribution payment date or redemption date an event of default under the applicable Indenture has occurred and is continuing, which is also a "trust enforcement event" under the Trust Agreement, no payment on any Common Trust Security shall be made until all payments due on the Preferred Trust Securities have been made. In that case, funds available to the Property Trustee shall first be applied to the payment in full of all distributions on, or the redemption price plus accrued and unpaid distributions of, Preferred Trust Securities then due and payable.

        If a trust enforcement event has occurred and is continuing, we, as the holder of Common Trust Securities, cannot take action with respect to the Trust Agreement default until the effect of all defaults with respect to Preferred Trust Securities has been cured, waived or otherwise eliminated. Until the trust enforcement event has been cured, waived or otherwise eliminated, the Property Trustee shall, to the fullest extent permitted by law, act solely on behalf of the holders of Preferred Trust Securities and not the holders of the Common Trust Securities, and only holders of Preferred Trust Securities will have the right to direct the Property Trustee to act on their behalf.

        The Property Trustee will transmit by mail, first class postage prepaid, notice of each trust enforcement event to the holders of the Trust Securities within 90 days of the occurrence of such trust enforcement event, unless the Property Trustee in good faith determines that the withholding of such notice is in the holders' interests. We and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the Trust Agreement as well as any reports that may be required to be filed under the Trust Indenture Act. See "Relationship Among the Preferred Trust Securities, the Debt Securities and the Preferred Securities Guarantee—Enforcement Rights of Holders of Preferred Trust Securities" for more information on the enforcement rights of holder of Preferred Trust Securities when a trust enforcement event has occurred.

Removal of Trustees

        Unless a trust enforcement event has occurred and is continuing, the holder of the Common Trust Securities may remove any trustee under the Trust Agreement at any time. If a trust enforcement event has occurred and is continuing, the holders of a majority of the total liquidation preference amount of the outstanding Preferred Trust Securities may remove the Property Trustee or the Delaware Trustee, or both of them. The holder of the Common Trust Securities may remove any Administrative Trustee at any time. Any resignation or removal of a trustee under the Trust Agreement will take effect only on the acceptance of appointment by the successor trustee.

        Holders of Preferred Trust Securities will have no right to appoint or remove the Administrative Trustees of the Trust, who may be appointed, removed or replaced solely by us as the holder of the Common Trust Securities.

Mergers, Consolidations or Amalgamations

        The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. At our request and with the consent of a majority of the Administrative Trustees, and without the consent of the holders of the Preferred Trust Securities, the Delaware Trustee or the Property Trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

  •
  if the Trust is not the successor entity, then the successor entity either must:

  •
  expressly assume all of the Trust's obligations with respect to the Trust Securities; or

  •
  substitute for the Trust Securities other securities having substantially the same terms as the Trust Securities, so long as these substitute securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we must expressly appoint a trustee of a successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debt Securities;

  •
  the Preferred Trust Securities or any substitute securities must be listed, or any substitute securities must be listed upon notification of issuance, on any national securities exchange or with any other organization on which the Preferred Trust Securities are then listed or quoted;

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the Preferred Trust Securities (including any substitute securities) to be downgraded by any nationally recognized statistical rating organization;

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the Preferred Trust Securities (including any substitute securities) in any material respect;

  •
  such successor entity must have a purpose substantially identical to that of the Trust;

  •
  prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, we must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that:

  •
  such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any substitute securities) in any material respect;

  •
  following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act; and

  •
  following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes;

  •
  we or any permitted successor or assignee must own all of the Common Trust Securities and must guarantee the obligations of such successor entity under the substitute securities, at least to the extent provided by the Preferred Securities Guarantee relating to the Preferred Trust Securities; and

  •
  such successor entity must expressly assume all of the obligations of the Trust.

        Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the Trust Securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace the Trust, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes or would cause each holder of Trust Securities not to be treated as owning an undivided beneficial ownership interest in the Debt Securities.

Amendments

        Generally, the Trust Agreement may be amended from time to time by a majority of the Administrative Trustees and us, without the consent of any holders of Preferred Trust Securities, including:

  •
  to cure any ambiguity, correct or supplement any defective or inconsistent provisions in the Trust Agreement; or

  •
  add to any of our covenants, restrictions or obligations; or

  •
  to modify, eliminate or add to any provisions of the Trust Agreement to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Trust Securities and Common Trust Securities are outstanding or to ensure the Trust's exemption from the status of an "investment company" under the Investment Company Act of 1940; or

  •
  to facilitate the tendering, remarketing and settlement of the Preferred Trust Securities, as contemplated in the Trust Agreement.

        No amendment described above may materially adversely affect the interests of any holder of Preferred Trust Securities and Common Trust Securities without such holder's consent. Any of the amendments of the Trust Agreement described above shall become effective when notice of the amendment is given to the holders of Preferred Trust Securities and Common Trust Securities.

        If any proposed amendment provides for:

  •
  any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Trust Agreement, other than as described below, or otherwise; or

  •
  the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Trust Agreement,

then the amendment will not be effective except with the approval of at least 66 2/3% in liquidation amount of outstanding Trust Securities. If, however, any amendment referred to in the first bullet above would adversely affect only the Preferred Trust Securities or the Common Trust Securities, then only the affected class will be entitled to vote on the amendment and the amendment will not be effective except with the approval of 66 2/3% in liquidation amount of the affected class outstanding.

        Each affected holder of Preferred Trust Securities or Common Trust Securities must have consented to any amendment to the Trust Agreement that:

  •
  changes the amount or timing of any distribution with respect to Preferred Trust Securities or Common Trust Securities or otherwise adversely affects the amount of any distribution required to be made in respect of Preferred Trust Securities and Common Trust Securities as of a specified date; or

  •
  restricts the right of a holder of Preferred Trust Securities or Common Trust Securities to institute suit for the enforcement of any such payment on or after that date.

        No amendment may be made to the Trust Agreement unless the Property Trustee has received:

  •
  an officers' certificate from each of us and the Trust that such amendment is permitted by, and conforms to, the terms of the Trust Agreement; and

  •
  in the case of an amendment that affects the rights, powers, duties, obligations or immunities of the Property Trustee, an opinion of counsel that such amendment is permitted by, and conforms to, the terms of the Trust Agreement.

        Moreover, no amendment may be made to the extent the result of such amendment would be to:

  •
  cause the Trust to be classified other than as a grantor trust for purposes of United States federal income tax purposes;

  •
  reduce or otherwise adversely affect the rights or powers of the Property Trustee in contravention of the Trust Indenture Act; or

  •
  cause the Trust to be deemed to be an "investment company" required to be registered under the Investment Company Act of 1940.

        The amendment provision of the Trust Agreement may not be amended without the consent of all of the holders of the Trust Securities. No amendment that adversely affects the rights, powers and privileges of the Property Trustee or the Delaware Trustee may be made without the consent of the Property Trustee or the Delaware Trustee, respectively. The rights of the holders of the Common Trust Securities under the Trust Agreement to increase or decrease the number of, and to appoint, or remove Trustees may not be amended without the consent of the holders of the Common Trust Securities.

        The duties and obligations of the Trustees of the Trust will be governed by the Trust Agreement, the Delaware Business Trust Act and the Trust Indenture Act.

Miscellaneous

        Holders of the Preferred Trust Securities have no preemptive or similar rights.

Governing Law

        The Trust Agreement, the Preferred Trust Securities and the Common Trust Securities provide that they are to be governed by and construed in accordance with the laws of the State of Delaware.

 DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

        The following description sets forth selected general terms and provisions of the Preferred Securities Guarantee. The prospectus supplement may describe other specific terms. The form of Preferred Securities Guarantee was filed with the SEC and you should read the Preferred Securities Guarantee for provisions that may be important to you. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the Preferred Securities Guarantee. Whenever particular defined terms of the Preferred Securities Guarantee are referred to, those defined terms are incorporated herein by reference.

        Bank One Trust Company, N.A., will act as Guarantee Trustee under the Preferred Securities Guarantee for the benefit of the holders of the Preferred Trust Securities.

General

        We will agree to pay to the holders of the Preferred Trust Securities the following amounts to the extent not made by the Trust:

  •
  any accumulated and unpaid distributions required to be paid on Preferred Trust Securities, to the extent the Trust has funds available to make those payments;

  •
  the redemption price, plus all accumulated and unpaid distributions to the date of redemption, for any Preferred Trust Securities called for redemption by the Trust, to the extent the Trust has funds available to make those payments; and

  •
  upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (except in connection with the distribution of Debt Securities to the holders in exchange for Preferred Trust Securities as provided in the Trust Agreement or upon a redemption of all of the Preferred Trust Securities upon maturity or redemption of the Debt Securities as provided in the Trust Agreement), the lesser of:

  •
  the aggregate of the liquidation amount and all accumulated and unpaid distributions on Preferred Trust Securities to the date of payment, to the extent the Trust has funds available to make those payments; and

  •
  the amount of assets of the Trust remaining available for distribution to holders of Preferred Trust Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

        Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of Preferred Trust Securities, to the Guarantee Trustee for payment to those holders, or by causing the Trust to pay such amounts to those holders.

        The Preferred Securities Guarantee will be a guarantee with respect to the Preferred Trust Securities, but will not apply to any payment of distributions if and to the extent that the Trust does not have funds available to make those payments. If we fail to make interest payments on the Debt Securities held by the Trust, the Trust will not have funds available to pay distributions on the Preferred Trust Securities. The Preferred Securities Guarantee does not limit us from incurring or issuing additional debt, whether secured or unsecured, senior to or equal in right of payment to the Preferred Securities Guarantee in the future.

        We will agree to provide funds to the Trust as needed to pay costs, expenses or liabilities of the Trust to parties other than holders of the Preferred Trust Securities and the Common Trust Securities. The Debt Securities and the Preferred Securities Guarantee, together with our obligations with respect to the Preferred Trust Securities under the Indenture, the Trust Agreement, the Preferred Securities

Guarantee, including the agreement by us to pay expenses and obligations of the Trust to parties (other than holders of Preferred Trust Securities or Common Trust Securities), constitute a full and unconditional guarantee of the Preferred Trust Securities by us. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes that guarantee. It is only the combined operation of these documents that has the effect of providing a full and unconditional guarantee by us of the Preferred Trust Securities.

Amendments and Assignments

        No consent of holders of Preferred Trust Securities is required for changes to the Preferred Securities Guarantee that do not materially adversely affect their rights. Other terms of the Preferred Securities Guarantee may be changed only with the prior approval of the holders of the Preferred Trust Securities having at least a majority of the liquidation preference amount of the outstanding Preferred Trust Securities. All guarantees and agreements contained in the Preferred Securities Guarantee will bind the successors, assigns, receivers, trustees and representatives of ours and will inure to the benefit of the holders of the Preferred Trust Securities then outstanding. We may assign its obligations under the Preferred Securities Guarantee only in connection with a consolidation, merger or asset sale involving us permitted under the applicable Indenture.

Events of Default

        An event of default under the Preferred Securities Guarantee will occur if we fail to perform any of our payment or other obligations under the Preferred Securities Guarantee and have not cured such failure within 90 days of receipt of notice thereof. The holders of the Preferred Trust Securities having a majority of the liquidation amount of the Preferred Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee under the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Preferred Securities Guarantee.

        If the Guarantee Trustee fails to enforce the Preferred Trust Securities Guarantee or we fail to make a guarantee payment, you may institute a legal proceeding directly against us to enforce the Guarantee Trustee's rights under the Preferred Securities Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or anyone else.

        We will be required to file an annual statement with the Guarantee Trustee as to our compliance with the Preferred Securities Guarantee.

Duties of Guarantee Trustee

        The Guarantee Trustee will undertake to perform only those duties specifically set forth in the Preferred Securities Guarantee until a default occurs. After a default under the Preferred Securities Guarantee, the Guarantee Trustee must exercise the same degree of care and skill in its duties as a prudent individual would exercise or use under the circumstances in the conduct of his or her own affairs. The Preferred Securities Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of the Preferred Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of the Preferred Securities Guarantee

        The Preferred Securities Guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price, plus accrued and unpaid distributions, for all the Preferred Trust Securities;

  •
  the distribution of Debt Securities to holders of the Preferred Trust Securities and the Common Trust Securities in exchange for all of the Trust Securities; or

  •
  full payment of the amounts payable upon liquidation of the Trust.

        The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities must restore payment of any sums paid under the Preferred Trust Securities or the Preferred Securities Guarantee.

Governing Law

        The Preferred Securities Guarantee provides that it is to be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES,
THE DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE

        To the extent set forth in the Preferred Securities Guarantee and to the extent funds are available, we will irrevocably guarantee the payment of distributions and other amounts due on the Preferred Trust Securities. If and to the extent we do not make payments on the Debt Securities, the Trust will not have sufficient funds to pay distributions or other amounts due on the Trust Securities. The Preferred Securities Guarantee does not cover any payment of distributions or other amounts due on the Preferred Trust Securities unless the Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of Preferred Trust Securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates. Taken together, our obligations under the Trust Agreement, the Debt Securities, the applicable indenture and the Preferred Securities Guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the Preferred Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the Preferred Trust Securities.

Sufficiency of Payments

        As long as payments of interest and other amounts are made when due on the Debt Securities, such payments will be sufficient to cover distributions and payments due on the Preferred Trust Securities because of the following factors:

  •
  the aggregate principal amount of the Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Preferred Trust Securities;

  •
  the interest rate and the interest and other payment dates on the Debt Securities will match the distribution rate and distribution and other payment dates for the Preferred Trust Securities;

  •
  we, as issuer of the Debt Securities, will pay, and the Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and

  •
  the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

        Notwithstanding anything to the contrary in the applicable Indenture, we have the right to set off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the Preferred Securities Guarantee.

Enforcement Rights of Holders of Preferred Trust Securities

        The Trust Agreement provides that if we fail to make interest or other payments on the Debt Securities when due (taking account of any extension period), the holders of the Preferred Trust Securities may direct the Property Trustee to enforce its rights under the applicable Indenture. If the Property Trustee fails to enforce its rights under the applicable Indenture in respect of an event of default under that Indenture, any holder of record of Preferred Trust Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the Property Trustee's rights under the applicable Indenture without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the Debt Securities on the date such interest, premium or principal is otherwise payable, then a holder of Preferred Trust Securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the Trust Agreement to the extent of any payment made by us to that holder.

        If we fail to make payments under the Preferred Securities Guarantee, a holder of Preferred Trust Securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

Limited Purpose of Trust

        The Trust Preferred Securities evidence undivided beneficial ownership interest in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities and using the proceeds to purchase our Debt Securities. A principal difference between the rights of a holder of Preferred Trust Securities and a holder of Debt Securities is that a holder of Debt Securities is entitled to receive from us the principal amount of and interest accrued on the Debt Securities held, while a holder of Preferred Trust Securities is entitled to receive distributions and other payments from the Trust (or from us under the Preferred Securities Guarantee) only if and to the extent the Trust has funds available for the payment of such distributions and other payments.

Rights Upon Dissolution

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the Debt Securities, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the liquidation distribution in cash. Because we are the guarantor under the Preferred Securities Guarantee and, as issuer of the Debt Securities, we have agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of Debt Securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

PLAN OF DISTRIBUTION

        We and the Trust may sell Securities (a) to purchasers directly; (b) to underwriters for public offering and sale by them; or (c) through agents or dealers. We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

Direct Sales

        We and the Trust may sell the Securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the Securities. A prospectus supplement will describe the terms of any such sale.

To Underwriters

        The applicable prospectus supplement will name any underwriter involved in a sale of Securities. Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of Securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent.

        Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

        Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase particular Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

        We may engage Cantor Fitzgerald & Co. to act as underwriter for an offering from time to time of our common stock in one or more placements. If we reach agreement with Cantor on a placement, including the number of shares of common stock to be offered in the placement and any minimum price below which sales may not be made, Cantor would agree to use its commercially reasonable efforts, consistent with its normal trading and sales practices, to try to sell such shares on such terms. Cantor could make sales in privately negotiated transactions and/or any other method permitted by law deemed to be an "at the market" offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part.

Through Agents

        We will name any agent or dealer involved in a sale of Securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

General Information

        Underwriters, dealers acting as principals and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

        Each series of Securities will be a new issue and, except for the Common Stock, which is listed on the New York Stock Exchange, the Chicago Stock Exchange and Pacific Exchange, will have no established trading market. We may elect to list any series of new Securities on an exchange, or in the case of the Common Stock, on any additional exchange, but unless we advise you differently in the prospectus supplement, we have no obligation to cause any Securities to be so listed. Any underwriters that purchase Securities for public offering and sale may make a market in the Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We make no assurance as to the liquidity of, or the trading markets for, any Securities.

EXPERTS

        The financial statements and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for acquisition, exploration and development activities related to oil and gas reserves from the full cost method to the successful efforts method, and the change in accounting for derivative instruments to adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Information regarding reserve information on various oil and gas reserves incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2002, was provided by the following engineering firms: Miller & Lents, LTD—International Oil & Gas Consultants; Netherland, Swell and Associates, Inc.; and Prator Bett, LLC—Petroleum Engineers. These firms are experts in providing such information and this information is included herein by reference in reliance upon the authority of said firms as experts in providing such reports.

LEGAL MATTERS

        Certain legal matters with respect to the Securities to be issued by us will be passed upon for us by James Hinchliff, our Senior Vice President and General Counsel and LeBoeuf, Lamb, Greene & MacRae, LLP, New York, New York. At September 30, 2002, James Hinchliff, Senior Vice President and General Counsel, owned beneficially shares of our common stock, and options, stock appreciation rights and shares of restricted stock granted under our Long-Term Incentive Compensation Plan, in excess of $50,000.

        Certain matters of Delaware law relating to the validity of the Preferred Trust Securities, the enforceability of the Trust Agreement and the creation of the Trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and PEC Funding Trust I.

 PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$46,000
Printing expenses	$100,000
Trustee fees and expenses	$30,000
Legal fees and expenses	$200,000
Accounting fees and expenses	$60,000
Blue Sky fees and expenses	$10,000
Rating Agency fees	$50,000
Miscellaneous	$4,000

TOTAL	$500,000

All of the above except the Securities and Exchange Commission registration fee are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Under the Registrant's Articles of Incorporation no director of the Registrant will be liable to the Registrant or to the shareholders of the company for monetary damages for breach of fiduciary duty as a director, provided that a director will still be liable (i) for any breach of the director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the Illinois Business Corporation Act of 1983, as amended, or (iv) for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation and the By-Laws do not eliminate or limit the liability of a director of the Registrant before March 3, 1995. Any repeal or modification of such provisions by the shareholders of the company shall not adversely affect any right or protection of a director of the company existing at the time of such repeal or modification.

        The Registrant's Articles of Incorporation and By-Laws also provide that the Registrant will indemnify, to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Registrant), by reason of the fact that he or she is or was a director, officer or employee of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Expenses incurred by such a director, officer or employee in defending a civil or criminal action, suit or proceeding will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding to the fullest extent permitted under the laws of the State of Illinois and any other applicable laws. The rights provided by or granted by the Articles of Incorporation and the By-Laws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled.

        The Amended and Restated Declaration of Trust will provide for indemnification of the Delaware Trustee and each of the administrative trustees by Peoples Energy Corporation against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee, except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, Peoples Energy Corporation agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

ITEM 16. EXHIBITS.

        Reference is made to the Exhibit Index filed herewith at page II-5, such Exhibit Index being incorporated in this Item 16 by reference.

ITEM 17. UNDERTAKINGS.

        The undersigned registrants hereby undertake:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii)  to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of Peoples Energy Corporation's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Peoples Energy Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on the 19th day of December, 2002.

PEOPLES ENERGY CORPORATION (Registrant)
By	/s/ THOMAS A. NARDI Name: Thomas A. Nardi Title: Senior Vice President, Chief Financial Officer and Treasurer

 POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Thomas A. Nardi, Douglas M. Ruschau and Peter Kauffman, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to Registration Statement No. 333-84594 (including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and all amendments thereto) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Power of Attorney has been signed by the undersigned in his capacity as a Director of Peoples Energy Corporation on the 4th day of December, 2002.

/s/ DIPAK C. JAIN Dipak C. Jain Director Peoples Energy Corporation

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to its Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the dates indicated on the 19th day of December, 2002.

NAMES	SIGNATURES	TITLE
James R. Boris	*	Director
William J. Brodsky	*	Director
Pastora San Juan Cafferty	*	Director
Dipak C. Jain	*	Director
Homer J. Livingston, Jr.	*	Director
Lester H. McKeever	*	Director
Thomas M. Patrick	*	Director
Richard P. Toft	*	Director
Arthur R. Velasquez	*	Director

NAMES	SIGNATURES	TITLE
Thomas M. Patrick	/s/ THOMAS M. PATRICK	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Thomas A. Nardi	/s/ THOMAS A. NARDI	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)
Linda M. Kallas	/s/ LINDA M. KALLAS	Assistant Vice President and Controller (Principal Accounting Officer)
*By:	/s/ THOMAS A. NARDI Name: Thomas A. Nardi Attorney-in-Fact

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, PEC Funding Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on the 19th day of December, 2002.

PEC FUNDING TRUST I (Registrant)
By:	PEOPLES ENERGY CORPORATION, AS SPONSOR
By	/s/ THOMAS A. NARDI Name: Thomas A. Nardi Title: Senior Vice President, Chief Financial Officer and Treasurer

 EXHIBIT INDEX**

1.1	Sales Agreement by and between the Company and Cantor Fitzgerald & Co.
4.1
Articles of Incorporation of Peoples Energy Corporation, as amended on March 3, 1995 (incorporated by reference to Form 10-K for the fiscal year ended September 30, 1995, Exhibit 3(b), SEC File No. 1-5540)
4.2	By-Laws of Peoples Energy Corporation, as amended February 22, 2001 (incorporated by reference to registration statement on Form S-4, filed March 7, 2001, Exhibit 3.2, SEC File No. 333-56650)
4.3
Rights Agreement dated May 1, 1996, as amended, between Peoples Energy Corporation and LaSalle Bank National Association, as successor to Harris Trust and Savings Bank as rights agent (incorporated by reference to Form 8-A/A, filed August 7, 2001)
4.4	Form of Indenture related to senior debt securities (the "Senior Indenture")*
4.5	Form of Indenture related to subordinated debt securities (the "Subordinated Indenture")*
4.8	Declaration of Trust of PEC Funding Trust I*
4.9	Form of Amended and Restated Declaration of Trust*
4.10	Certificate of Trust of PEC Funding Trust I*
4.11	Form of Trust Preferred Security (included in Exhibit 4.9)*
4.12	Form of Peoples Energy Corporation Preferred Securities Guarantee Agreement*
4.13	Specimen stock certificate representing common stock*
5.1	Opinion of James Hinchliff, Senior Vice President and General Counsel of Peoples Energy Corporation*
5.2	Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.*
5.3	Opinion of Richards, Layton & Finger, P.A.*
12.1
Computation of ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends (incorporated by reference to Form 10-K for the fiscal year ended September 30, 2002, Exhibit 12, SEC File No. 1-5540))
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of James Hinchliff, Senior Vice President and General Counsel of Peoples Energy Corporation (included in Exhibit 5.1)*
23.3	Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit 5.2)*
23.4	Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.3)*
23.5	Consent of Netherland, Sewell and Associates, Inc.
23.6	Consent of Miller and Lents, Ltd.
23.7	Consent of Prator Bett, L.L.C.
24.1	Power of Attorney for Peoples Energy Corporation (included on page 37)*
25.1	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as trustee under the Senior Indenture, on Form T-1*

25.2	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as trustee under the Subordinated Indenture, on Form T-1*
25.3	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as property trustee, relating to PEC Funding Trust I, on Form T-1*
25.4	Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Bank One Trust Company, National Association, as guarantee trustee, relating to PEC Funding Trust I, on Form T-1*

**
Peoples Energy Corporation will file as an exhibit to a Current Report on Form 8-K (i) any underwriting agreement, including any remarketing agreement, relating to securities offered hereby, (ii) the instruments setting forth the terms of any stock purchase contracts, debt securities or preferred stock and (iii) any required opinion of counsel to Peoples Energy Corporation as to certain tax matters relative to securities offered hereby.

*
Previously filed.

QuickLinks

Explanatory Note
RISK FACTORS
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
DESCRIPTION OF THE DEBT SECURITIES
DESCRIPTION OF THE PREFERRED TRUST SECURITIES
DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE
RELATIONSHIP AMONG THE PREFERRED TRUST SECURITIES, THE DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEE
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
EXHIBIT INDEX